                                                                     Exhibit 5.2

[Silverstein and Mullens Letterhead]


LOUIS H. DIAMOND
(202) 452-7950
diamondlh@silmul.bipc.com


                               December 20, 2002


Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102

                 RE: ALION SCIENCE AND TECHNOLOGY CORPORATION EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN AS A TAX EXEMPT EMPLOYEE STOCK OWNERSHIP PLAN UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 AS AMENDED (ERISA) AND THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

Ladies and Gentlemen:

     We have served as counsel to Alion Science and Technology Corporation (formerly Beagle Holdings, Inc.) (hereinafter referred to as the "Corporation") and the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan (now the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan) (hereinafter referred to as the "Plan") which was established by the Corporation.

ASSUMPTIONS

     The opinion set forth herein is based on, and we have relied upon the accuracy of (i) certain stated factual assumptions which we have made with your permission, and (ii) the representations made by Alion in their representation letter attached hereto as Exhibit A. We are not aware of any facts that would make these assumptions or representations untrue. These factual assumptions the validity of which are not properly the subject of a legal opinion, and on which we therefore express no opinion, are as follows:

     1. The Corporation was organized under Delaware law by the filing of Articles of Incorporation on October 10, 2001, and is valid and in good standing under the laws of that State.

     2.   On December 19, 2001, the following transpired;
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                                                               December 20, 2002
                                                                          Page 2


          (a)  The Corporation adopted the Plan effective December 19, 2001;

          (b) By Board Resolution, Bahman Atefi was appointed as President and chief Executive Officer, Steve Trichka was appointed as Secretary, and Gary Amstutz was appointed as Treasurer (collectively, the "Officers") of the Corporation.

          (c) Bahman Atefi loaned the Corporation $1,000 and it, in turn, loaned $1,000 to the Beagle Holdings, Inc. Employee Stock Ownership Trust, now the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Original Trust"). The Original Trust then used this $1,000 to purchase 100 shares of the Corporation's common stock (the "Shares") which represents all of its outstanding stock. These Shares were placed, and still remain, in a suspense account in the Original Trust and will, in due course, be released and allocated among participant accounts in the Plan. The loan will be repaid shortly after closing with a special contribution made for that purpose, and the Shares will be released for allocation.

          (d) On December 19, 2001, the Corporation made a valid election for it to be taxed as a Subchapter S corporation and elected an October 1-September 30 fiscal year, effective for the year beginning October 10, 2001.

     3. Prior to September 30, 2002, the Company paid compensation to the Officers in the amount of $8,000 and, immediately prior to closing the transaction, the Company made a discretionary contribution of $1,300 to the Non ESOP Component of the Plan.

     4. The Corporation will apply for a determination letter from the Internal Revenue Service (IRS) to the effect that the Plan and Trust will qualify and be exempt from tax under the referenced Code sections, and the Corporation will timely adopt any retroactive amendments to the Plan and Trust which may be required as a condition to issuing such a favorable determination letter.

     5. Promptly after the special contribution described in 2(c) above, the Original Trust will transfer all of its then issued and outstanding Shares to the trust formed by State Street Bank for the ESOP Component of the Plan (the "Trust" or the "New Trust"). Alion has also formed a trust for the Non ESOP Component of the Plan which is trusteed by the ESOP Committee (the "Non ESOP Trust"). The Original Trust will be dissolved under Delaware law on or about December 23, 2002.

     6. The Plan, the Original Trust, the Non ESOP Trust, and the New Trust have, at all times, been operated in accordance with their terms and applicable law.

     7.   The ESOP accounts of the Corporation's management group, consisting of sixteen of its highest paid employees, will, upon closing on the transaction whereby many of the Corporation's employees will transfer money from their accounts in other qualified plans and IRAs to their account in the Plan, in the aggregate, own approximately 12% of the Corporation's
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                                                               December 20, 2002
                                                                          Page 3

stock.(1) In addition, the same member of the management group will also have warrants to purchase stock of the Corporation.(2) And, the Corporation contemplates awarding to key employees Stock Appreciation Rights (SARs)(3) covering a 10% equity position in the Corporation.(4) We have been assured, however, that after combining stock owned by accounts in the Plan with warrants to acquire stock and allocations in the SAR program, no one person will, directly and indirectly, own more than 5% of the Corporation's stock.

     8. Immediately after closing on the contemplated transaction, IIT Research Institute (IITRI) will possess warrants covering slightly less than a 40% stock equivalent interest in the Corporation.

OPINIONS


     The law covered by the opinions expressed herein is limited to the Federal laws of the United States of America. Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein and in the Legal Opinion Accord of the American Bar Association Section of Business Law
(1991) (the Accord), we are of the opinion that:

     1. At all times since formation, the Plan, the Original Trust, the Non ESOP Trust, and the New Trust, in form, satisfy the applicable provisions of ERISA and the provisions applicable to a qualified plan and trust under Sections 401(a) and 501(a) of the Code and to an "employee stock ownership plan" under Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, as described herein.

     2. Under Section 1362 of the Code, because the Plan, the Original Trust, and the New Trust which are qualified under Sections 401(a) and 501(a) of the Code, and are, thereby, together, a permitted S corporation shareholder, the Corporation has duly elected to be taxed as a Subchapter S corporation, and because the Corporation is 100% owned by the Original Trust and/or the New Trust, the Corporation, as of the closing of the transaction, will qualify as an S corporation and the income attributable to the stock held within the Trust and Original Trust will not be subjected to either the federal income tax or the unrelated business income tax.


---------------------

1. At most, 60,000 Shares out of a total of not less than 2,400,000 (2.5%) will be purchased by any one participant by their account in the Plan (based on investment of $600,000 at $10.00/per share).

2. The same member of the management group as referred to in footnote 1, above, will receive warrants to acquire not more than .0612% of the outstanding stock of Alion as of the closing of the transaction.

3. At most, the same member referred to in footnotes 1 and 2, above, will receive not more than 6,000 SARs (as proposed by Ernst & Young; these awards will be deferred until after closing the transaction and considered by the Alion Board of Directors).

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                                                               December 20, 2002
                                                                          Page 4

     3. Stock ownership within the Original Trust and the New Trust and otherwise (including any "synthetic equity") will not activate, and in the future, is not expected to activate, the recently enacted S corporation anti-abuse provision found in Code Sections 409(p) and 4979A.

     4. The ESOT Transactions, as defined in the Credit Agreement, including the Trust's purchase of Shares pursuant to the Stock Purchase Agreement dated December 20, 2002 and the Original Trust's purchase of Shares pursuant to the Amended and Restated Subscription Agreement dated as of December 19, 2001 and related transactions have not and will not involve any nonexempt prohibited transactions within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code.

     5. The Shares purchased by the Original Trust and the New Trust meet the requirements of Sections 4975(e)(8) and 409(1) of the Code.

DISCUSSION
----------

     PLAN QUALIFICATION
     ------------------

     The Plan was established pursuant to appropriate corporate resolutions. The provisions of the Plan, the Original Trust, the Non ESOP Trust, and the New Trust satisfy, in all material respects, the applicable provisions of ERISA and the provisions applicable to a qualified plan under Sections 401(a) and 501(a) of the Code and to an "employee stock ownership plan" under Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. We note that the Corporation has agreed to apply for a determination letter from the Internal Revenue Service
(IRS) to the effect that the Plan, the Original Trust, the Non ESOP Trust, and the New Trust will qualify and be exempt from tax under the referenced Code sections, and we assume for purposes of this opinion, the Corporation will timely adopt any retroactive amendments to the Plan, the Original Trust, the Non ESOP Trust, and the New Trust which may be required as a condition to issuing such a favorable determination letter.

     Upon such timely application and adoption, and receipt of such determination letter, the Plan, Original Trust, the Non ESOP Trust, and the New Trust will qualify and be exempt from taxation under the referenced Code sections retroactively as of their effective dates. Except as otherwise stated herein, no opinion is rendered herein with respect to compliance by the Plan, the Original Trust, the Non ESOP Trust, or the New Trust as to its operations with the requirements of the Code or ERISA, however, we are not aware of any facts which would make the operations of the Plan, the Original Trust, the Non ESOP Trust or the New Trust non-compliant.

     Code Section 1361(c)(6) permits a tax-exempt organization described in
Code Section 401(a) (such as an ESOP or any other qualified plan) to be a shareholder of an S corporation for taxable years beginning after December 31, 1997. Under Revenue Ruling 70-316, the IRS has ruled that an employee benefit plan is not a qualified plan unless it has participants. Here, the Corporation has appointed three officers who have been diligently performing services on its behalf.
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                                                               December 20, 2002
                                                                          Page 5

     Section 3121(d) of the Code defines employee to be any officer of a corporation.(5) In addition, Department of Labor Regulation Section 2510.3-3(d)
(ii)(A)(2) states that an individual becomes a participant covered under an employee plan as of the date designated by the plan as the date on which the individual has satisfied the plan's age and service requirements for participation (without any reference to funding or participant accounts).
Section 2.19 of the Plan provides that any officer of the Corporation is an employee under the Plan. Here, all of the officers have been actively performing services for the Corporation, are eligible employees under the terms of the Plan, and have satisfied the Plan's minimum age and service requirements.

     Furthermore, Revenue Ruling 81-114 provides that the Internal Revenue Service may consider a trust to have corpus if the initial contribution is made to that trust by the due date of its tax return, even though this is after the end of the fiscal year during which the plan was adopted. This ruling points out that employees are participants regardless of whether they have individual account balances as long as a contribution is made before the due date of the tax return (with extensions) for the corporation sponsoring the plan.

     While there were not participant accounts in the Plan on December 19, 2001, the date the Plan acted as sole shareholder and elected for the Corporation to be taxed as an S corporation, we do not believe this to be material nor an impediment to the Plan being qualified under Section 401(a) of the Code and the Corporation electing to be taxed as an S corporation.

     As articulated above, the Plan does have participants and there is no requirement that these participants have accounts on December 19, 2001. In this context, the IRS has conceded in Revenue Ruling 81-114 that a trust can have no assets and still be a valid trust as long as a contribution is made by the due date of the Corporation's tax return (with extensions). Accordingly, the Plan at all times since its formation has been qualified under Sections 401(a) and 501(a) and, thus, is a permitted S corporation shareholder. Therefore, the Corporation has made a valid election to be taxed as an S corporation, and the Corporation has properly elected its fiscal year of the Corporation to be October 1-September 30.

     TAX STATUS OF CORPORATION

     Under Code Section 1366, income of an S corporation passes through to its shareholders. Here, the Plan is the sole stockholder owning 100% of the common stock of the Corporation. For so long as the Plan, the Original Trust, and the New Trust remain tax-exempt organizations under Code Sections 401(a) and 501(a), all income attributable to the Corporation's common stock held by such trusts will not be subject to current federal income taxation.

     Under Section 512(e)(3) of the Code, an S corporation's employee stock ownership plan (SESOP) is not subject to the unrelated business income tax ("UBIT"). Therefore, all income


----------------------
(5)  Under the terms of the Plan, an employee is defined as a person, treated as an employee by the Corporation for federal employment tax purposes.
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                                                              December 20, 2002
                                                                         Page 6

attributable to the Corporation's common stock held by the Original Trust and New Trust is not subject to UBIT.

     APPLICATION OF NEW CODE SECTION 409(P)

     Under Section 409(p)(1) of the Code, no employer securities in an ESOP may be allocated (directly or indirectly) to or for the benefit of participants considered to be disqualified persons at any time during the plan year of the ESOP in which "disqualified persons", in the aggregate, own fifty percent (50%) or more of the S corporation's stock, either through their accounts in the ESOP or through ownership of "synthetic equity" (e.g. stock warrants and SARs). Synthetic equity only counts if it brings the ownership percentage of the person to 10% or more. Here, stock ownership within the Plan will be shared amongst as many as 1,800 participants. To date, management (consisting of a total of 16 persons) has given notice that they, in the aggregate, intend to cause their ESOP accounts to purchase only a total of approximately 12%, and not more than 5% for any one person, of the Corporation. This stock, combined with warrants for less than 1% and SARs representing 10% of the Corporation's equity, will not result in any one person owning 10% of the Corporation's stock.

     We note that, as part of the consideration for the purchase of its assets, IITRI is to receive deferred purchase debt which will be accompanied by warrants to acquire slightly less than 40% of the Corporation's stock. Because of these warrants, in testing under Code Section 409(p), IITRI will be deemed to be a "Plan participant" owning more than 10% of the Corporation's stock.(6) Nevertheless, since disqualified persons (including IITRI) will not own 50% of the Corporation's stock, it is our opinion that the new non-allocation provisions of Code Section 409(p) and the excise tax of Code Section 4979A will not be activated to the detriment of the Corporation and the Plan, as its sole stockholder.

     PROHIBITED TRANSACTION ISSUES

     ERISA Section 406(a)(1)(A) prohibits a fiduciary with respect to a plan from, among other things, causing the plan to engage in a transaction which the fiduciary knows or should know constitutes a sale or exchange of any property between the plan and a party in interest. Also, ERISA Section 406(a)(1)(D) prohibits the transfer of plan assets to, or use of plan assets by or for the benefit of, a party in interest.

     As an employer of employees covered by the Plan, the Corporation is a "party in interest" with respect to the Plan as defined in Section 3(14)(C) of
 ERISA.(7) Thus, the acquisition of stock

--------------------

(6) Code Section 409(p)(5) designates warrants and SARs to be "synthetic equity" and then as "deemed owned shares." These, in turn, are treated as though they were accounts in the Plan. Accordingly, for this test, IITRI is deemed to be a "Plan participant" with an account that is over 10%.

(7) The parallel provisions of the Code apply to "disqualified persons" the definition of which is virtually identical to the term "party in interest" for all purposes relevant to this opinion.

                                                               December 20, 2002
                                                                          Page 7

by the Plan from the Corporation would be prohibited under Sections 406(a)(1)(A) and 406(a)(1)(D) of ERISA. In addition, ERISA Sections 406(b)(1) and (b)(2) prohibit a fiduciary from dealing with the assets of a plan in his own interest or acting in a transaction on behalf of a party whose interests are adverse to the interests of the plan. Section 3(21) of ERISA defines a fiduciary to include, among other things, a person who exercises any discretionary authority or control respecting the management of a plan or the management or disposition of plan assets, or a person who has any discretionary authority or discretionary responsibility in the administration of the plan.

     Section 406(a)(1)(E) and Section 406(a)(2) of ERISA also prohibit fiduciaries from causing a plan to acquire, or permitting a plan to hold, "employer securities" in violation of ERISA Section 407(a).

     Section 407 of ERISA extensively regulates plan investments in "employer securities." Among other things, ERISA Section 407(a) prohibits (i) any plan from holding any "employer securities" that are not "qualifying employer securities" as described below, and (ii) a plan which is not an "eligible individual account plan" from holding employer securities the fair market value of which, when aggregated with the fair market value of any "employer real property" held by the plan, exceeds 10 percent of the fair market value of the assets of the plan.

     ERISA Section 407(d)(3)(A) defines an "eligible individual account plan" as an "individual account plan" that is a profit sharing, stock bonus, thrift, or savings plan, employee stock ownership plan, or certain types of money purchase plan, which explicitly provide for the acquisition and holding of qualifying employer securities. The Plan is an "eligible individual account plan." ERISA defines "employer security" as "a security issued by an employer of employees covered by the plan, or by an affiliate of such employer".(8) ERISA Section 3(20) states that "security" has the same meaning as in the Securities Act of 1933. Common stock such as the stock here involved clearly is a "security" for purposes of that Act.

     The Code has no direct counterparts to Sections 406(a)(1)(E), 406(a)(2), and 407 of ERISA. However, the acquisition by a plan of securities directly from the employer or other "disqualified person" would be prohibited under Section 4975(c)(1)(A) and (D) of the Code. In addition, a fiduciary's decision to cause the plan to invest in employer securities may be prohibited under section 4975(c)(1)(E) of the Code. However, Code Section 4975(d)(13) provides exemptive relief from these prohibitions if the transaction is exempt under Section 406 of ERISA by reason of ERISA Section 408(e). As described below, Section 408(e) provides exemptive relief for a plan's acquisition of employer securities if certain conditions are met.






-------------------------------------
(8)        ERISA Section 407(d)(1)
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                                                               December 20, 2002
                                                                          Page 8

     Section 408(e) of ERISA provides a statutory exemption from the prohibitions of Section 406 and Section 407 for the acquisition, holding, or sale of securities which are "qualifying employer securities" ("QES"), as defined in Section 407 of ERISA. Section 4975(d)(13) of the Code provides an exemption for those aspects of transactions involving employer securities that are prohibited under the Code (such as sales or extensions of credit between the employer and the plan) that are eligible for exemptive relief under Section 408(e) of ERISA. Among other conditions outlined below, QES must be either "stock" or "marketable obligations" issued by the Corporation or its affiliates.

     Section 408(e) requires that the plan pay no commission with respect to the acquisition or sale of QES. In addition, unless the plan is an "eligible individual account plan," the acquisition is not eligible for exemptive relief under Section 408(e) if it causes the plan to hold employer securities and employer real property the aggregate fair market value of which exceeds 10 percent of the total assets of the plan. Because, as noted above, the Plan is an "eligible individual account plan," this limitation does not apply.

     Section 408(e) also requires that the plan's acquisition or sale of QES in the form of stock must be for "adequate consideration," as defined under Section 3(18) of ERISA. Section 3(18)(a) provides that, if the stock has a "generally recognized market," the stock must be purchased either at the price prevailing on a national registered securities exchange, or if the stock is not traded on a national securities exchange, at a price no less favorable to the plan than the price established by current bid and asked prices. Section 3(18)(B) of ERISA provides that, if the stock does not have a generally recognized market, the fair market value of the stock must be determined in good faith by the trustee or named fiduciary and in accordance with DOL regulations under ERISA Section 3(18)(B). In 1988, the Labor Department proposed regulations under Section 3(18)(B) of ERISA that would require, in the case of nonmarketable stock, either that an independent fiduciary determine the fair market value of the stock, or that the fiduciary obtain an independent appraisal. The appraisal would be required to be written and to meet specified standards. The proposed regulation would also require the fiduciary negotiating on behalf of the plan to conduct a "prudent" investigation of the fair market value and to take into account any specific knowledge the fiduciary has that would affect the value of the stock.(9) As noted above, we have assumed that the Plan will pay no more than "adequate consideration" for the stock.

     Because the Plan's purchase of stock will satisfy the conditions of Section 408(e) of ERISA, the transaction will not result in any nonexempt prohibited transactions. Subsequent transactions between the Corporation and persons who may be "parties in interest" with respect to the Plan should not raise issues under ERISA's prohibited transaction rules because the Corporation will be an "operating company" within the meaning of the Labor Department's regulation defining "plan assets."(10) Moreover, although the Plan will hold all of the outstanding shares of the Company, the underlying assets will not be "plan assets" by reason of 29 C.F.R. Section 2510.3-101(h)(3), which provides that an entity that is wholly owned by a plan will hold "plan

-------------------------
(9)    The Department of Labor has not yet issued final regulations under
Section 3(18)(B).

(10)   29 C.F.R. Section 2510.101(c)

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                                                               December 20, 2002
                                                                          Page 9

assets" even if it is an "operating company." That rule does not apply where, as here, all of the outstanding equity interests in the Corporation are "qualifying employer securities" within the meaning of Section 407(d)(5) of ERISA, the Plan is an "eligible individual account plan," and substantially all of the participants in the Plan will be current or former employees of the Corporation.

     This opinion is governed by, and shall be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.


                         Sincerely,

                         SILVERSTEIN AND MULLENS,
                         A DIVISION OF BUCHANAN INGERSOLL, P.C.

                           /s/ LOUIS H. DIAMOND
                         -----------------------------
                         Louis H. Diamond, Stockholder

LOUIS H. DIAMOND
(202) 452-7950
diamondlh@silmul.bipc.com




                                   EXHIBIT A

                    Alion Science and Technology Corporation
                       1750 Tysons Boulevard, Suite 1300
                                McLean, VA 22102

                               December 20, 2002

Silverstein and Mullens, A Division of Buchanan Ingersoll, P.C.
1776 K Street, N.W.
Suite 800
Washington, D.C. 20006

Gentlemen:

     The undersigned, in his capacity as General Counsel, Senior Vice President and Secretary of Alion Science and Technology Corporation, a Delaware corporation ("Alion"), formerly known as Beagle Holdings, Inc. ("Beagle Holdings"), on its behalf and on behalf of Human Factors Applications, Inc., a Pennsylvania corporation ("HFA"), hereby certifies that the facts, assumptions and representations that relate to Alion with respect to the Asset Purchase Agreement dated as of November 18, 2002, with effect of June 4, 2002, between the IIT Research Institute, an Illinois non-profit corporation controlled by the Illinois Institute of Technology ("IITRI") and Alion (the "Asset Purchase Agreement") and related matters, including, but not limited to, the ability of Alion to be treated as an S corporation (collectively with the consummation of the Asset Purchase Agreement, the "Transaction"), which are described herein and are more fully described in the opinion of Baker & McKenzie dated December 20, 2002, are true, correct and complete in all material respects, and particularly certifies as follows:

     1. Beagle Holdings was organized on October 10, 2001, for the purpose of purchasing substantially all of the assets, rights and liabilities of IITRI. The Articles of Incorporation provide for a board of directors with nine members. Beagle Holdings amended its Articles of Incorporation on August 7, 2002 to change its name to Alion Science and Technology Corporation.

                                                               December 20, 2002
                                                                          Page 2


     2. Beagle Holdings adopted the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Plan and the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Trust on December 19, 2001. The plan was amended and restated on May 31, 2002, including being renamed the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan. The Trust was renamed the Beagle Holdings, Inc. Employee Ownership Savings and Investment Trust (the plan and original trust are hereinafter referred to respectively as the "KSOP" and the "Original Trust"). The plan was further amended on September 30, 2002, to adopt a number of revisions, including being renamed the Alion Science and Technology, Inc. Employee Ownership Savings and Investment Trust. The KSOP includes an employee stock ownership component (the "ESOP").

     3. Beagle Holdings filed an election on IRS Form 2553 with the Internal Revenue Service (hereinafter the "IRS" or the "Service") on December 20, 2001, to be treated as an S Corporation within the meaning of section 1361(a) for federal income tax purposes.

     4. Alion has only $0.01 par value per share common stock ("Common Stock") authorized under its Articles of Incorporation and the Original Trust has been the sole stockholder of all of Beagle Holdings, (now Alion's) issued and outstanding Common Stock at all times after Beagle Holdings' (now Alion's) incorporation, until immediately before the closing of the acquisition. The trustee of the Original Trust on December 20, 2001, consented on behalf of the Trust to the S Corporation election by Beagle Holdings.

     5. Promptly after the special contribution is made to payoff the loan to the Company, the Original Trust will transfer all of the then issued and outstanding Alion Common Stock to the trust formed by State Street Bank for the ESOP Component of the Plan (the "Trust" or the "New Trust"). Alion has also formed a trust for the Non ESOP Component of the Plan which is trusteed by the ESOP Committee (the "Non ESOP Trust"). The Original Trust will be dissolved under Delaware law on or about December 23, 2002.

     6. Alion is filing an election on IRS Form 8869 with the IRS as of the date of closing of the acquisition, December 20, 2002, to treat HFA as a Qualified Subchapter S subsidiary. Stephen Trichka, the Senior Vice President, General Counsel and Corporate Secretary of Alion, is consenting to this election by Alion.

     7. Upon completion of the Transaction, ITTRI and Alion (and HFA) will not be owned or controlled by any of the same entity, person or common entities or persons.

     8. At all times since their organization and as of completion of the Transaction, neither Alion nor HFA is or has (i) been a financial institution that uses the reserve method of accounting for bad debts under section 585, (ii) been an insurance company subject to tax under subchapter L of the Code, (iii) made a election under section 936, or (iv) been a domestic international sales corporation ("DISC") or former DISC.

                                                               December 20, 2002
                                                                          Page 3

     9. At all times since formation, the KSOP, Original Trust, the Non-ESOP Trust and the New Trust have been operated in accordance with their terms and applicable law.


     10. No employee of Alion, including each member of the management group, has a spouse or any other family member as described in section 409(p)(4)(D) or section 318 employed by Alion.

     11. We have provide you with accurate information as of closing with respect to Share ownership in and outside the ESOP, warrant ownership, and SAR awards for all members of management and for any employees whose ownership could be regarded as anything more than de minimis.

     12. The undersigned is duly authorized to make all of the representations set forth herein on behalf of Alion.



                                        Sincerely,




                                        Alion Science and Technology Corporation


                                        By: /s/ STEPHEN J. TRICHKA
                                            ----------------------